Exhibit 10.42-02

P.O. Box 982 El Paso, Texas 79960-0982 (915) 543-5711

David Hawkins, Manager

Long-Term Trading and Fuels

November 26, 2008

Mr. Don Stoneberger

Phelps Dodge

One North Central Avenue

Phoenix, AZ 85004

Re:	Power Purchase Agreement between
Phelps Dodge Energy Services, LLC
and EI Paso Electric Company

Dear Mr. Stoneberger,

            Pursuant to Section 3.4 of the Power Purchase Agreement (“Agreement”) between Phelps Dodge Energy Services, LLC (“PDES”) and EI Paso Electric Company (“EPE”), PDES and EPE (collectively the “Parties”) hereby agree to increase the quantity of energy to be purchased and sold under Sections 3.1 and 3.2 of the Agreement from 100 MW per hour to 125 MW per hour for the period beginning 12:00 a.m. Mountain Standard Time on December 1, 2008 and ending 11:59 p.m. Mountain Standard Time on December 31, 2010 (the “Increased Quantity Period”). The Parties further agree to increase for the Increased Quantity Period the quantity of firm energy that may be dispatched by EPE pursuant to Section 3.6 of the Agreement from 100 MW per hour to 125 MW per hour, less the quantity of energy sold and delivered by PDES pursuant to Section 3.1.

            Please indicate PDES’ acknowledgement of the foregoing agreement by signing this letter in the place indicated below and returning the original or a copy thereof to my attention at your earliest convenience.

Sincerely,

/s/ David Hawkins

David Hawkins

Phelps Dodge Energy Services, LLC

By:	/s/ Don Stoneberger

(915) 543-4067 – Direct	100 N. Stanton Street	(915) 521-4751 – Facsimile
EI Paso, Texas 79901